Exhibit 10.4

Notice of Grant of Award and Award Agreement	GENZYME CORPORATION ID: 06-1047163 500 Kendall Street Cambridge, MA 02142

[First Name][Last Name]	Award Number:	[Grant Number]
[Address Line 1]	Plan:	[Plan Number]
[City], [State] [Zip][Country]	ID:	[Social Security]

Effective [Grant Date], you have been granted an award of [Share Number] restricted stock units.  These units are restricted until the vest date(s) shown below, at which time you will receive shares of GENZYME CORPORATION (the Company) common stock.

The current total value of the award is $[Dollar Amount].

The total price of the award is $[Dollar Amount].

The award will vest in increments on the date(s) shown.

Shares	Full Vest
[Share Number]	[Grant Date]

This award is granted under and governed by the terms and conditions of the Company’s Equity Plan as Amended and the Award Agreement, all of which are attached and made a part of this document.

Genzyme Corporation 2007 Director Equity Plan
Restrictive Stock Unit Terms and Conditions

1.  Plan Incorporated by Reference.  This Restricted Stock Unit is issued pursuant to the terms of the Plan and may be amended as provided in the Plan.  Capitalized terms used and not otherwise defined in this certificate have the meanings given to them in the Plan.  This certificate does not set forth all the terms and conditions of the Plan, which are incorporated herein by reference.  Grants of Restrictive Stock Units under the Plan are automatic and any interpretation with respect to the Plan and Restrictive Stock Units granted under it shall be determined by a committee consisting of all Directors of the Company who are not eligible to participate in the Plan and such determinations are final and binding.  Copies of the Plan may be obtained upon written request without charge from the Shareholder Relations department of the Company.

2.  Vesting Schedule.  The Director’s right to acquire the number of shares of Stock of the Company set forth on the face of this certificate shall vest on the third anniversary of the date of grant (the “Vesting Date”). Notwithstanding the foregoing, this Restricted Stock Unit shall not vest on the Vesting Date unless the Director is then, and since the date of grant has been continuously, serving as Director of the Company.

3.  Delivery of Shares.  As soon as practicable after the Vesting Date for this Restricted Stock Unit, the Company shall deliver to the Director the number of shares of Stock of the Company set forth on the face of this certificate.  The provisions of this section 3 and of section 2 above shall not be construed as limiting the Company’s right to accelerate the vesting of any portion of the Restricted Stock Unit or of the delivery of shares in respect of any vested portion of the Restricted Stock Unit whether in connection with a Covered Transaction or Change in Control or otherwise, subject, however, to the requirements for exemption from, or compliance with, Section 409A, as determined by the committee.

4.  Transferability.  This Restrictive Stock Unit may be transferred without consideration (or for such consideration as the committee may from time to time deem appropriate) by the holder thereof to any Family Member of such Director; provided, however, that no subsequent transfer of this Restrictive Stock Unit shall be permitted except for transfers: (i) to a Family Member of such Director; (ii) back to the Director; or (iii) pursuant to the applicable laws of descent and distribution.  For this purpose, “Family Member” shall mean (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including any adoptive relationships, and any other person sharing the transferor Director’s household (other than as a tenant or employee); (ii) any trust in which any of the persons described in clause (i) holds a greater than 50% beneficial interest;  (iii) any foundation in which any of the persons described in clause (i) or the transferor Director controls the management of assets; or (iv) any other entity in which any of the persons described in clause (i) or the Director holds more than 50% of the voting interests.

5.  Recapitalizations, Mergers, etc.  In the event of a consolidation or merger of the Company with another corporation where the Company’s stockholders do not own a majority in interest of the surviving or resulting corporation, or the sale or exchange of all or substantially all of the assets of the Company, or a reorganization or liquidation of the Company, any deferred vesting period shall be automatically accelerated and the Director shall be entitled to receive upon vesting in accordance with the terms of the Restrictive Stock Unit the same shares, securities or property as he or she would have been entitled to receive upon the occurrence of such event if he or she had been, immediately prior to such event, the holder of the number of shares of Stock vested under this Restrictive Stock Unit or, if another corporation shall be the survivor, such corporation shall substitute therefor substantially equivalent shares, securities or property of such other corporation; provided, however, that in lieu of the foregoing the Board may make such other provision as it may consider equitable to the Director and in the best interests of the Company. Notwithstanding the foregoing, in the event of a change in control of the Company (as defined in a vote of the Compensation Committee adopted May 29, 2002), this Restrictive Stock Unit shall become vested as to all shares without regard to any deferred vesting schedule or deferred vesting period.

6.  Limitation of Rights.  Neither the Plan, nor the granting of this Restrictive Stock Unit or any other action taken pursuant to the Plan, shall constitute an agreement or understanding, express or implied, that the Company will retain a Restrictive Stock Unit holder as a Director for any period of time or at any particular rate of compensation.  A Director shall have no rights as a stockholder with respect to the shares covered by this Restrictive Stock Unit until the date the Restrictive Stock Unit vests and shares of Stock are issued to the Director.

7.  Compliance with Securities Laws.  It shall be a condition to the Director’s right to receive shares of Stock hereunder that the Company may, in its discretion, require (a) that the shares of Stock reserved for issue upon the vesting of this Restrictive Stock Unit shall have been duly listed, upon official notice of issuance, upon any national securities exchange or automated quotation system on which the Company’s Stock may then be listed or quoted, (b) that either (i) a registration statement under the Securities Act of 1933 with respect to the shares shall be in effect, or (ii) in the opinion of counsel for the Company, the proposed grant shall be exempt from registration under that Act and the Director shall have made such undertakings and agreements with the Company as the Company may reasonable require, and (c) that such other steps, if any, as counsel for the Company shall consider necessary to comply with any law applicable to the issue of such shares by the Company shall have been taken by the Company or the Director, or both.  The certificates representing the shares to be granted under this Restrictive Stock Unit may contain such legends as counsel for the Company shall consider necessary to comply with any applicable law.

8.  Acceptance.  Failure of the participant to accept the terms and conditions of this Restrictive Stock Unit can result in adverse consequences to the participant, including cancellation of the Restricted Stock Unit

    ACKNOWLEDGED AND AGREED:

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